Exhibit 16.1

February 14, 2013

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Sophiris Bio Inc. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to “Change in and Disagreements with Accountants on Accounting and Financial Disclosures” disclosure as part of the Form S-1 of Sophiris Bio Inc. dated February 14, 2013. We agree with the statements concerning our Firm in such Form S-1.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

Vancouver, British Columbia